Exhibit 99.A

Financial Statements

NOVA Chemicals Corporation

Employee Savings and Profit Sharing Plan for Canadian Employees

December 31, 2004

AUDITORS’ REPORT

To the Directors of

NOVA Chemicals Corporation

We have audited the statement of accumulated net assets of the Employee Savings and Profit Sharing Plan for Canadian Employees of NOVA Chemicals Corporation as at December 31, 2004 and the statement of plan continuity for the year then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the accumulated net assets of the Plan as at December 31, 2004 and the results of its operations and its cash flows for the year then ended in accordance with Canadian generally accepted accounting principles.

Calgary, Canada

April 15, 2005	Chartered Accountants

NOVA Chemicals Corporation

Employee Savings and Profit Sharing Plan for Canadian Employees

STATEMENT OF ACCUMULATED NET ASSETS

As at December 31

	2004	2003
	$	$

Investments, at market value
NOVA Chemicals Corporation
862,985 common shares (2003 – 1,037,328) with a book value of $27,562,187 (2003 - $30,328,668)	48,931,272	36,347,979
Segregated short term investment fund	4,372,231	4,246,360
Accumulated net assets	53,303,503	40,594,339

See accompanying notes

On behalf of the Savings Plan Administrators:

NOVA Chemicals Corporation

Employee Savings and Profit Sharing Plan for Canadian Employees

STATEMENT OF PLAN CONTINUITY

Year ended December 31

	2004	2003
	$	$

Accumulated net assets, beginning of year	40,594,339	31,359,615

Contributions
Employee payroll deductions	10,321,128	10,301,447
Employer	1,396,097	1,396,574
	11,717,225	11,698,021

Investment income
Interest	97,833	114,627
Dividends	369,588	383,964
Change in unrealized gain on investments (note 3)	15,349,774	6,606,381
	15,817,195	7,104,972
	62,128,759	50,162,608
Withdrawals	(4,563,410)	(4,064,367)
Cash payout	(13,799,321)	(5,595,299)
Net realized gain on sale of NOVA Chemicals Corporation common shares	3,537,475	91,397

Accumulated net assets, end of year	53,303,503	40,594,339

See accompanying notes

NOVA Chemicals Corporation

Employee Savings and Profit Sharing Plan for Canadian Employees

NOTES TO FINANCIAL STATEMENTS

December 31, 2004

1.     SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies of the Employee Savings and Profit Sharing Plan for Canadian Employees (the “Plan”) are as follows:

(a)   Investments in NOVA Chemicals Corporation (“NOVA Chemicals”) common shares are carried at market value, which is determined using listed market prices. The book value of bond funds is equal to the purchase price of the units held plus the annual distributions that are reinvested in additional units of the fund.   Other investments are carried at cost.

(b)   Investments in the segregated short-term investment fund comprise treasury bills, banker’s acceptances and short term notes, and are recorded at cost which approximates market value.

(c)   Interest income and employer and employee contributions are accounted for on the accrual basis. Dividend income is recognized as of the ex-dividend date.

(d)   Administrative costs related to the Plan are absorbed by NOVA Chemicals.

(e)   The Plan is not subject to income taxes under the Income Tax Act.

2.     PROVISIONS OF THE PLAN

(a)   Participation is automatic for all employees of NOVA Chemicals and certain affiliates, providing they have been employed by the participating companies for longer than one year.

(b)   Members can invest in:

[i]    Ineligible NOVA Chemicals common shares which are NOVA Chemicals common shares not subject to the hold restriction described in item 2(b)[ii] (participation: 1,694 members; 2003 - 1,742 members).

[ii]   Eligible NOVA Chemicals common shares which are NOVA Chemicals common shares subject to a hold restriction that prohibits the sale or withdrawal of these shares for approximately one calendar year after the end of the year in which they were acquired. These shares attract a purchase contribution equal to 20% of the amount an employee invests in the eligible common shares (participation: 1,527 members; 2003 - 1,610 members).

[iii]  A segregated short-term investment fund, which is a pool of certain debt securities (participation: 1,996 members; 2003 -  2,083 members).

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(c)   Employer contributions:

[i]    A profit sharing contribution of 0% to 6% of an employee’s base annual salary contingent upon NOVA Chemicals’ annual net income in comparison to a net income target set by the Board of Directors and final payment approval by the Board of Directors.

[ii]   20% share purchase incentive as described in item 2(b)[ii] above.

(d)   Member contributions:

[i]    Employees receive Total Compensation credits from the Employer, following one year of employment services, which the employee can choose to allocate towards the savings plan to offset their voluntary contribution. Members can contribute up to 14% of their salary, of which up to 8% can be designated for investment in eligible NOVA Chemicals common shares as described in item 2(b)[ii] above.

(e)   Withdrawals:

[i]    Members may withdraw their total account twice every calendar year, except as specifically restricted in item 2(b)[ii] above.

3.     UNREALIZED GAIN ON INVESTMENTS

The unrealized gain on investments is comprised of the following (adjustment to market):

	2004	2003
	$	$

Unrealized gain (loss) on investments at beginning of year	6,019,311	(587,070)
Change in unrealized gain during year	15,349,774	6,606,381
Unrealized gain on investments at end of year	21,369,085	6,019,311

4.  SUBSEQUENT EVENT

On February 16, 2005, NOVA Chemicals’ Board of Directors approved a $14,049,697 profit sharing payment to the Plan of which $4,737,322 was paid to employees in cash and the remainder invested in either NOVA Chemicals common shares or other investment funds.

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